Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

GALECTO, INC.

GALECTO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

1. The name of the corporation is Galecto, Inc.

2. That a CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK (the “Certificate of Designation”) was filed by the Secretary of State of Delaware on November 7, 2025 and that said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2. The inaccuracy or defect of said Certificate of Designation is:

The Certificate of Designation did not appropriately reflect the number of authorized shares of the Corporation’s preferred stock, par value $0.00001 per share, designated as “Series C Non-Voting Convertible Preferred Stock” due to a scriveners error.

3. The RESOLVED clause in the Certificate of Designation is hereby corrected to read as follows:

“RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a new series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 43,882 shares of “Series C Non-Voting Convertible Preferred Stock” pursuant to the terms of (A) the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Daylight Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Daylight Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and Damora Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”), and (B) the Securities Purchase Agreement, dated as of the date hereof, by and among the Corporation and the initial Holders (as defined below) (the “Purchase Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:”

4. Section 2 of the Certificate of Designation is hereby corrected to read as follows:

“2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series C Non-Voting Convertible Preferred Stock (the “Series C Non-Voting Preferred

Stock”) and the number of shares so designated shall be 43,882. Each share of Series C Non-Voting Preferred Stock shall have a par value of $0.00001 per share.”

[Remainder of Page Intentionally Left Blank]

In witness whereof, the Corporation has caused this Certificate of Correction of the Certificate of Designation to be signed by its Chief Executive Officer this 5th day of December, 2025.

By: /s/ Hans T. Schambye

Name: Hans T. Schambye, M.D., Ph.D.

Title: President and Chief Executive Officer